UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: December 3, 2004

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300
Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 – Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See the discussion to the last three paragraphs of Item 8.01 of this Current Report on Form 8-K, which are incorporated by reference into this Item 2.04.

Item 8.01 – Other Events

Hornbeck Offshore Services, Inc. (NYSE: HOS), a Delaware corporation (the “Company”), has announced that the previously commenced cash tender offer (the “Offer”) for any and all $175,000,000 aggregate principal amount of its 10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “2001 Notes”), expired as scheduled at 5:00 p.m., Eastern time on Friday, December 3, 2004 (the “Expiration Time”). As previously announced on November 23, 2004, Hornbeck Offshore accepted and made payment for $159,454,000 in aggregate principal amount of 2001 Notes validly tendered pursuant to the Offer.

Hornbeck Offshore also announced that on January 14, 2005 it will redeem the entire balance of $15,546,000 in aggregate principal amount of 2001 Notes that remain outstanding at a redemption price to be calculated in accordance with the indenture governing the 2001 Notes (the “Indenture”) and as set forth in the Notice of Redemption. The Company will mail copies of the Notice of Redemption to The Depository Trust Company, as record holder, for the 2001 Notes this week.

The Company also intends to legally defease, before year-end, the remaining outstanding 2001 Notes pursuant to the terms of the Indenture. The related redemption and defeasance will be funded with proceeds raised in the Company’s recent issuance of $225 million in aggregate principal amount of 6.125% Senior Notes due 2014.

A Copy of the press release is attached as Exhibits 99.1.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press Release, dated December 9, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: December 9, 2004	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr. Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 9, 2004

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